FORM 3                 U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                        Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or
                                  Section 30(f)
                      of the Investment Company Act of 194

------------------------------------------ ---------------------- -------------------------------------  --------------------------
1. Name and Address of Reporting Person*   2. Date of Event       4. Issuer Name and Ticker or Trading    6. If Amendment, Date of
                                              Requiring Statement      Symbol                                    Original

Watler, Jr.    D.            Hughes             03/12/2003           Goodrich Petroleum Corp.    GDP

----------------------------------------      ------------------    -----------------------------------  --------------------------
(Last)         (First)       (Middle)          (Month/Day/Year)   5. Relationship of Reporting Person          (Month/Day/Year)
                                                                        to Issuer
                                           3. IRS Number of           (Check all applicable)              7. Individual or Joint/
                                              Reporting Person                                                   Group Filing
808 Travis, Suite 1320                          (Voluntary)              Director       10% Owner          (Check applicable Line)
                                                                    ---             ---
------------------------------------------    ------------------                                             X  Form filed by One
(Street)                                                             X   Officer           Other            ---  Reporting Person
                                                                    --- (give title  ---(specify
                                                                            below)         below)                Form filed by More
                                                                                                            ---   than One Reporting
Houston          TX          77002                                       Chief Financial Officer                  Person
------------------------------------------                          -----------------------------------
(City)         (State)       (Zip)

---------------- ------------- -------------- ------------------------ ----------------------------------------- -------------------

             Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security            2. Amount of Securities         3. Ownership Form              4. Nature of Indirect Beneficial
   (Instr. 4)                      Benefically Owned               Direct (D)                      (Instr. 4)
                                   (Instr. 4)                      Indirect (I)
                                                                    (Instr. 5)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock                        - 0 -
---------------------------------------------------------------------------------------------------------------------------------


*If the  Form is  filed  by more  than one  Reporting  Person,  see  Instruction
5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)

FORM 3 (continued)         Table II-- Derivative Securities Beneficially Owned
                                      (e.g., puts, calls, warrants, options,
                                       convertible securities)

1. Title of Derivative   2. Date Exercisable  3. Title and Amount of    4. Conversion or   5. Ownership Form     6. Nature of
   Security                 and Expiration       Securities Underlying     Exercise Price     of Derivative         Indirect
   (Instr. 4)               Date                 Derivative Security       of Derivative      Derivative            Beneficial
                            (Month/Day/Year)     (Instr. 4)                Security           Security:             Ownership
                                                                                              Direct (D) or          (Instr. 5)
                                                                                              Indirect (I)
                                                                                              (Instr. 5)

                            Date    Expiration   Title   Amount or
                            Exer-   Date                 Number of
                            cisable                      Shares
-----------------------  ---------- -----------  ------ ---------------  -----------------  --------------------  ------------------

-----------------------  ---------- -----------  ------ ---------------  -----------------  --------------------  ------------------

-----------------------  ---------- -----------  ------ ---------------  -----------------  --------------------  ------------------

-----------------------  ---------- -----------  ------ ---------------  -----------------  --------------------  ------------------

-----------------------  ---------- -----------  ------ ---------------  -----------------  --------------------  ------------------

Explanation of Responses:


     **Intentional  misstatements  or  omissions  of  facts  constitute  Federal
        Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


     /s/D. Hughes Watler, Jr.                 April 4, 2003
     ------------------------                 --------------

    **Signature of Reporting Person


Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.